Exhibit 99.1

June 3, 2016

To: All Employees

I am pleased to send this email about the acquisition of First Marblehead by FP Resources USA Inc., an entity beneficially owned by John Risley. Many of you know that these last several years have been some of the most challenging years for our company. Seth and I believe this acquisition will provide our company with additional flexibility to focus on our long-term strategic initiatives and that it is in the best interests of the company and our stockholders. Our board of directors agrees and unanimously approved this transaction, acting on the unanimous recommendation of a committee of independent directors. We understand and expect, however, that you have important questions about how this acquisition will affect you and our company, and we will do our best to address them.

Seth and I will continue to serve in our current capacities and we do not currently anticipate significant changes to our day-to-day operations. Our mission remains unchanged – to provide the right loan to the right student so they can go to the right program at the right school.

From a customer standpoint, virtually nothing will change. We expect to continue to operate business-as-usual through the close of the transaction and beyond. We will continue to provide our customers with the highest quality services through this entire process.

Seth and I believe that this is an important milestone for First Marblehead that opens an exciting new chapter in our corporate history and we are excited about our future prospects.

As we enter our peak loan processing season, I want to thank each and every one of you for your efforts. Our employees are First Marblehead’s most valuable asset. I am always so impressed with the efforts of our team across First Marblehead, TMS and Cology. While others are traditionally on summer vacations, you continue to work tirelessly during our peak loan processing season. My thanks go out to you.

Dan.

Important Additional Information Will Be Filed with the SEC

The First Marblehead Corporation (the “Company”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the acquirer, the Company, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the acquirer and the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Investor Relations, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, emailing Investor Relations at Info@fmd.com or calling the Company’s toll-free number (800) 895-4283.

The Company, and its directors and executive officers, and the acquirer, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 and its Proxy Statement dated September 25, 2015, which are on file with the SEC. Any changes in holdings by the Company’s directors and executive officers of Company securities since the amounts reported in its Proxy Statement dated September 25, 2015 have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with the SEC. In connection with the execution of the merger agreement, each of Daniel Meyers, the Company’s Chairman and Chief Executive Officer, and Seth Gelber, the Company’s Managing Director, President and Chief Operating Officer, entered into an employment agreement with the acquirer regarding the terms of his employment with the Company following the completion of the transaction. As of the date of the date of this document, John Carter Risley, the beneficial owner of the acquirer, may be deemed to beneficially own approximately 24.1% of the outstanding shares of the Company’s common stock. For a more complete description of Mr. Risley’s holdings, see the Schedule 13D filed by Mr. Risley with the SEC on August 19, 2015, as amended by Amendment No. 1 thereto, as filed by Mr. Risley with the SEC on March 25, 2016, and as may be further amended from time to time. A more complete description of the interests of the Company’s directors and executive officers and any other participants in the solicitation will be available in the Proxy Statement regarding the acquisition when it becomes available.

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the proposed transaction between the acquirer and the Company, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for the Company and any other statements about the acquirer or the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger; and the other factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 and its most recent quarterly report filed with the SEC. The acquirer and the Company disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.